NIKE, Inc. Announces Planned CFO Transition
David M. Denton named incoming Chief Financial Officer

BEAVERTON, Ore., June 23, 2026 — NIKE, Inc. (NYSE:NKE) today announced that David M. Denton will join the company as Executive Vice President and Chief Financial Officer, effective August 17. Matthew Friend will step down as Executive Vice President and Chief Financial Officer at that time and remain with the company through September 4 to support an orderly transition. Friend will participate in the company’s fourth quarter fiscal 2026 earnings call on June 30, as planned.

Denton will lead Nike’s global finance organization, partnering with President and Chief Executive Officer Elliott Hill and the Senior Leadership Team to support disciplined execution, capital allocation, and long-term value creation.

“Dave is a proven public-company CFO who knows how to help great consumer brands operate with discipline and invest to win,” said Elliott Hill, President and Chief Executive Officer, NIKE, Inc. “We’re focused on doing what Nike does best: serving athletes, leading with sport and building the most innovative products in the world. Dave’s experience, judgment, and operating rigor will help us execute against these priorities with consistency and build on the progress underway.”

Denton joins Nike from Pfizer, Inc., where he has served as Chief Financial Officer and Executive Vice President since May 2022. He brings more than 30 years of finance and operating leadership experience across complex global public companies. Prior to Pfizer, Denton served as Chief Financial Officer and Executive Vice President of Lowe’s Companies, Inc. from 2018 to 2022, where he oversaw finance, strategy, and other enterprise functions while helping advance the company’s transformation and growth priorities. Earlier in his career, he spent two decades at CVS Health Corporation, including as Executive Vice President and Chief Financial Officer, where he helped guide the company’s evolution into a diversified health solutions organization. Denton also brings public company governance experience having previously served on the Boards of Directors of Haleon (2023–2024) and Tapestry (2014–2023) and is expected to serve on the Board of Honeywell Aerospace following its planned spin-off from Honeywell.

“Nike is one of the world’s great brands, with extraordinary strengths in sport, innovation, and global scale,” said Denton. “I’m excited to partner with Elliott and the leadership team to support the company’s priorities, invest with discipline, and help deliver sustainable long-term value as Nike continues to lead with sport and serve athletes around the world.”

"This is a natural moment for a leadership transition as we move from foundational actions to sustained growth through our Sport Offense operating model,” added Hill. “I’d like to thank Matt for his many contributions to Nike over the years. He has dedicated a significant part of his career to this company and has been a valued colleague and partner to many across Nike. We are grateful for his service, appreciate his commitment to ensuring a seamless transition, and wish him all the best in his next chapter.”

NIKE, Inc. Provides Update on Expected Fourth Quarter Fiscal 2026 Results

As previously announced, NIKE, Inc. will report fourth quarter and fiscal year 2026 results on Tuesday, June 30th at 2:00 p.m. PT. These results will include a benefit from tariff refunds that was not contemplated in the company’s previously provided guidance. Excluding this one-time benefit, fourth quarter results are expected to be generally in line with previously provided guidance.

About NIKE, Inc.

NIKE, Inc., headquartered in Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com/. Individuals can also visit https://about.nike.com/ and follow NIKE on LinkedIn, Instagram and YouTube.

Contacts

Investor Contact:
Paul Trussell
investor.relations@nike.com

Media Contact:
Sandra Carreon-John
media.relations@nike.com